EXHIBIT 99.1

PRESS RELEASE
Contact:	Mark E. Hood
SVP, Chief Financial Officer (314-633-7255)
Panera Bread Reports Third Quarter Revenues Increased 30.6% and
System-Wide Comparable Bakery-Cafe Sales Increased 7.9% For the Four Weeks Ended October 4, 2005
and Raises Third Quarter Earnings Per Diluted Share Target to $0.36 to $0.37
St. Louis, MO, October 18, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported that revenue increased 30.6% to $148.6 million for the third quarter ended October 4, 2005 from $113.8 million in the third quarter of 2004. Bakery-cafe sales accounted for $116.5 million of consolidated revenues while franchise royalties and fees and fresh dough sales to franchisees accounted for $32.1 million of consolidated revenues for the third quarter of 2005.
System-wide comparable bakery-cafe sales increased 7.9% for the four weeks ended October 4, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 12 weeks ended	Year-to-date through
	October 4, 2005	October 4, 2005	October 4, 2005
Company-owned	5.9%	7.2%	7.4%
Franchised	8.8%	8.6%	8.1%
Total System	7.9%	8.2%	7.9%
Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.
The 8.2% increase in system-wide comparable sales for the 12 weeks ended October 4, 2005 exceeded the Company’s targeted growth range of 6.5% to 8.0% for the third quarter. The Company now expects earnings per diluted share for the third quarter of 2005 of $0.36 to $0.37, representing an increase of 29% to 32% over the third quarter of 2004. The Company is today reaffirming its prior fourth quarter earnings per diluted share target of $0.46-$0.47.
During the third quarter of 2005, 30 new bakery-cafes were opened (10 Company and 20 franchise).
The Company plans to report third quarter 2005 earnings after the market close on Tuesday, November 1, 2005. The Company will discuss third quarter results in a call that will be broadcast on the internet at 8:30 A.M. Eastern Time on November 2, 2005. Go to http://www.panerabread.com/about_investor.aspx to access the call or view the release (when issued). Access to the call and the release will be archived for one year.
Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company bakery-cafes and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread(R) and Saint Louis Bread Co.(R) names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “may”, “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.

PANERA BREAD COMPANY
SUPPLEMENTAL INFORMATION

	Historical System-Wide Average Weekly Sales
	2004	2003	2002	2001	2000
AWS	$36,008	$35,617	$35,388	$33,608	$31,004

	2005 System-Wide Average Weekly Sales By Year Opened
			2003 Opens
	2005 Opens	2004 Opens	& Prior	Total
Bakery-Cafes	56	143	596	795
Q1 05	$38,797	$34,477	$37,330	$36,815
Q2 05	$36,424	$35,263	$38,444	$37,754
Q3 05	$37,930	$36,130	$38,921	$38,342
Q4 05
2005 YTD	$37,563	$35,209	$38,141	$37,574

	Year-Over-Year Change in System-Wide AWS and Comp Sales
			2003 Opens
	2005 Opens	2004 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 05	N/A	-14.1%	6.6%	4.8%	6.5%
Q2 05	N/A	-3.0%	9.8%	7.5%	9.3%
Q3 05	N/A	5.5%	8.6%	7.5%	8.2%
Q4 05
2005 YTD	N/A	-1.1%	8.1%	6.5%	7.9%
(a) — Change in system-wide AWS in 2005 from 2004 compares 143 bakery-cafes in 2005 against 36, 68 and 102 bakery-cafes at the end of the first, second, and third quarters of 2004, respectively.

	2005 Sales Metrics for Company Bakery-Cafes
	Bakery-Cafe Sales	Operating		Year-Over-Year Change
	($ in 000’s)	Weeks	AWS	AWS	Comp Sales
Q1 05	$133,352	3,713	$35,914	4.2%	7.1%
Q2 05	$109,112	2,971	$36,724	4.5%	7.9%
Q3 05	$116,522	3,120	$37,347	5.4%	7.2%
Q4 05
2005 YTD	$358,986	9,804	$36,615	4.7%	7.4%

	2005 Sales Metrics for Franchisee Bakery-Cafes
	Bakery-Cafe Sales	Operating		Year-Over-Year Change
	($ in 000’s)	Weeks	AWS	AWS	Comp Sales
Q1 05	$310,821	8,352	$37,215	5.1%	6.2%
Q2 05	$245,091	6,411	$38,231	8.9%	9.9%
Q3 05	$256,240	6,602	$38,812	8.6%	8.6%
Q4 05
2005 YTD	$812,152	21,365	$38,013	7.3%	8.1%

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 05	17	15	32	Q1 04	11	25	36
Q2 05	13	11	24	Q2 04	13	19	32
Q3 05	10	20	30	Q3 04	15	19	34
Q4 05				Q4 04	15	26	41
2005 YTD	40	46	86	2004 YTD	54	89	143
AWS — average weekly sales for the time period indicated and excludes the three additional days in the first quarter of 2005 resulting from the change in fiscal week.
Comp Sales — comparable bakery-cafes sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months, and excludes the three additional days in the first quarter of 2005 resulting from the change in fiscal week.